Exhibit 5.1

VORYS Vorys, Sater, Seymour and Pease LLP Legal Counsel	301 East Fourth Street, Suite 3500 Great American Tower Cincinnati, Ohio 45202 513.723.4000 | www.vorys.com Founded 1909

March 3, 2017

Board of Directors

First Financial Bancorp.

255 East Fifth Street, Suite 700

Cincinnati, Ohio 45202

Members of the Board of Directors:

We have acted as counsel to First Financial Bancorp., an Ohio corporation (the “Company”), in connection with the proposed issuance from time to time by the Company of up to 5,000,000 common shares of the Company, without par value, having aggregate sales proceeds of up to $100,000,000 (the “Shares”), pursuant to the terms of the Distribution Agreement between the Company and Raymond James & Associates, Inc., dated March 3, 2017 (the “Agreement”). The offering of the Shares by the Company is being made pursuant to the Registration Statement on Form S-3 (Registration No. 333-197771, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Company under the Securities Act of 1933, as amended (the “Act”), on July 31, 2014, including the base prospectus contained therein, and the prospectus supplement (the “Prospectus Supplement”) filed with the Commission on the date hereof.

In connection with rendering this opinion, we have examined, to the extent deemed necessary, originals or copies, of: (a) the Registration Statement; (b) the Prospectus Supplement; (c) the Agreement; (d) the Articles of Incorporation of the Company and amendments thereto, as certified by the Secretary of State of the State of Ohio (the “Ohio Secretary”) on February 27, 2017 (the “Articles”); (e) the Amended and Restated Regulations, as amended to date, of the Company, (the “Regulations”); (f) a certificate of good standing of the Company issued by the Ohio Secretary, dated as of a recent date; (g) resolutions adopted by the Board of Directors of the Company (the “Board”) on July 22, 2014 and November 20, 2016 (the “Resolutions”), and (h) a certificate of one or more officers of the Company dated as of the date hereof, as to certain factual matters material to our opinions herein. We have also relied upon such oral or written statements and representations of officers and other representatives of the Company and examined such certificates of public officials and authorities of law as we have deemed relevant as a basis for this opinion.

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VORYS
Legal Counsel

March 3, 2017

In our examinations of the aforesaid documents and in rendering the opinion set forth below, we have assumed, without independent investigation or examination, (a) the genuineness of all signatures, the legal capacity of all individuals who have executed and delivered any of the aforesaid documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents; (b) that the final, executed copy of each document submitted to us in draft form will not differ in any material respect from the draft form of such document submitted to us; (c) that the committee of the Board established by the Resolutions for the purpose of approving the pricing of the Shares, the number of Shares to be issued and the timing of any sale of the Shares (the “Pricing Committee”) will have duly approved such terms of the issuance and sale of the Shares in accordance with the Resolutions; (d) that a duly authorized executive officer of the Company, designated by the Pricing Committee for such purpose, approves each transaction notice issued under the Agreement pursuant to which the Shares may be sold, including the terms of each such transaction notice; (e) that the Shares will be issued and sold pursuant to the terms established by the Board and the Pricing Committee in accordance with the Resolutions and the terms of the applicable transaction notice; and (f) that the Company has received the proceeds for the Shares sold pursuant to such terms and such applicable transaction notice.

We have relied solely upon the examinations and inquiries recited herein, and, except for the examinations and inquiries recited herein, we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.

As used herein, the phrase “validly issued” means that the particular action has been authorized by all necessary corporate action of the Company and that the Company has the corporate authority to take such action under Chapter 1701 of the Ohio Revised Code and the Company’s Articles and Regulations.

Based upon and subject to the foregoing and the further qualifications, limitations and assumptions set forth herein, as of the date hereof, we are of the opinion that when the Shares are issued and delivered in accordance with the terms and conditions of the Agreement, such Shares will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar of the State of Ohio and we express no opinion as to the laws of any jurisdiction other than the laws of the State of Ohio, including the applicable provisions of the Ohio Constitution and the reported judicial decisions interpreting those laws, and of the United States of America. This opinion is based upon the laws and legal interpretations in effect, and the facts and circumstances existing, on the date hereof, and we assume no obligation to revise or supplement this opinion should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts or circumstances.

VORYS
Legal Counsel

March 3, 2017

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K that will be incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Except in connection with the Registration Statement as aforesaid, no portion of this opinion may be quoted or otherwise used by any person without our prior written consent.

Very truly yours,

/s/ Vorys , Sater, Seymour and Pease LLP

VORYS, SATER, SEYMOUR AND PEASE LLP